Exhibit 10.2

PROMISSORY NOTE

(Demand)

$8,000,000.00

Maturity Date: ON DEMAND	Date: December 4, 2017

ON DEMAND, FOR VALUE RECEIVED, PERCEPTRON, INC., a Michigan corporation (“Borrower”), promises to pay to the order of CHEMICAL BANK, of 2301 W. Big Beaver Road, Suite 525, Troy, Michigan 48084 (“Lender”), at any office of the Lender located in the State of Michigan or at such other place as Lender may designate in writing, the principal sum of Eight Million and 00/100 Dollars ($8,000,000.00), or so much thereof as may have been advanced by Lender, with interest as hereinafter provided, all in lawful money of the United States of America; provided that in no event shall Lender have any obligation to make any advances to Borrower under the Note (notwithstanding anything expressed or implied in this Note or elsewhere to the contrary, including, without limitation, if the Lender supplies the Borrower with a borrowing formula) and Lender, at any time and from time to time, without notice, and in its sole discretion, may refuse to make advances to the Borrower without incurring any liability due to this refusal and without affecting Borrower’s liability under this Note for any and all amounts advanced.

This Promissory Note (this “Note”) is the promissory note described in that certain Loan Agreement of even date herewith between the Lender and the Borrower (as amended, restated, or otherwise superseded from time to time, the “Loan Agreement”). This is a note under which advances, repayments and re-advances may be made from time to time. Capitalized terms used but not otherwise defined in this Note shall have the meanings given them in the Loan Agreement. This Note is issued pursuant to, entitled to the benefit of, and secured by the liens and security interests described in, the Loan Agreement and the other Loan Documents, but the foregoing reference to the Loan Agreement and the other Loan Documents shall not affect or impair the absolute and unconditional obligation of the Borrower to pay all amounts evidenced by this Note in accordance with its terms. Reference is hereby made to any loan agreements, notes, security agreements, leases, mortgages, guaranties, pledges and any other documents or agreements executed in connection with this Note including agreements existing before, at the time of execution of this Note and after the date of this Note for additional terms and conditions relating to this Note.

The interest rate shall be a variable rate equal to the Applicable Margin over the one month (30-day) LIBOR Rate (the “Note Rate”). “Applicable Margin” shall mean two and sixty five hundredths percent (2.65%).

The LIBOR Rate shall be determined by Lender prior to the commencement of each Interest Period, as defined herein below. The LIBOR Rate shall remain in effect, subject to the provisions hereof, from and including the first day of the Interest Period to and excluding the last day of the Interest Period for which it is determined.

As used herein, “LIBOR Rate” means with respect to each day during each Interest Period, the rate for U.S. dollar deposits of thirty day maturity which the ICE Benchmark Administration (or any successor administrator of LIBOR index rates) fixes as its LIBOR index rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, it becomes unavailable, or its use would for some reason be prohibited by law, then as reasonably determined by Lender from another recognized source or interbank quotation that approximates as nearly as possible the LIBOR Rate as originally intended). If at any time the LIBOR Rate is less than zero, such rate shall be deemed to be zero for purposes of this Note.

The first “Interest Period” shall begin on the date principal is first advanced under this Note (the “Advance Date”) and end on (but excluding) the next succeeding Payment Date (as hereinafter defined), and thereafter, each period commencing on (and including) the last day of the immediately preceding Interest Period and ending on (but excluding) the next Payment Date (before any adjustment for a day that is not a Business Day), provided, (i) any Interest Period that would otherwise end on (but exclude) a day which is not a Business Day shall not be extended to the next succeeding Business Day; and (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the Payment Date shall end on (but exclude) the last Business Day of such month.

Interest on this note shall be calculated on the basis of a three hundred sixty (360) day year and charged for the actual number of days elapsed in an interest period; that is, by applying the ratio of the interest rate over a year of three hundred sixty (360) days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding during the Interest Period. All interest payable under this Note is computed using this method.

As used herein, “Business Day” shall mean any day other than a Saturday or a Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

Unless sooner demanded, accrued interest shall be due and payable the first (1st) Business Day of each month (each, a “Payment Date”), commencing January 2, 2018. Should a Payment Date fall on a day which is not a Business Day, then payment is to be made the next Business Day unless such extension would carry such Payment Date into the next month, in which event such Payment Date shall be made on the preceding Business Day. In all events, all principal and accrued and unpaid interest shall be due and payable in full on upon demand by Lender.

Except as set forth below, this Note may be prepaid in whole or in part at any time without premium or penalty.

Notwithstanding the foregoing, if there is a related swap transaction, then, upon prepayment of this Note, Lender is entitled to the following prepayment penalty: Prepayment of the principal amount of the Note, in whole or in part, whether voluntary or involuntary, will be subject to payment by Borrower to Lender of all assessments, losses, fees and costs of any kind or nature incurred by Lender under any and all Hedging Agreements (as defined in the Loan Agreement) by and between Borrower and Lender, which arise, directly or indirectly, as a result of such prepayment. Moreover, at no time during the term of the loan may the then principal balance of the loan be less than the then remaining notional amount of the swap, under such Hedging Agreements and any prepayment of the Note below the notional amount will require an equivalent reduction in the notional amount under the Hedging Agreements. This prepayment penalty provision is only applicable if the Borrower and Lender have entered into a swap transaction evidenced by separate Hedging Agreements.

Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Borrower’s assumption of these risks. Borrower shall not be required to pay interest at a rate greater than the maximum allowed by law and any interest payment received by Lender which exceeds the maximum legal rate shall be automatically credited upon the unpaid principal balance of this Note. If the Lender determines the Note Rate is, or may be, usurious or otherwise limited by law, the unpaid balance of this Note shall, at Lender’s option, become immediately due and payable.

Upon demand and also upon the occurrence of any of the following events (each, an “Event of Default”) the Lender, at its option, and without notice to Borrower, may declare the entire unpaid principal balance of this Note, all accrued interest, and all other indebtedness of Borrower to Lender, to be immediately due and payable: the occurrence of an Event of Default as defined in the Loan Agreement.

Upon the occurrence of any Event of Default, the unpaid principal balance of this Note shall bear interest at a rate which is four percent (4.0%) greater than the Note Rate otherwise applicable (the “Default Rate”). If any payment due under this Note, is not paid within ten (10) days after the earlier of (i) demand by Lender and (ii) the date specified in this Note, then, at the option of the Lender, a late charge of the greater of Fifty Dollars ($50.00) or five percent (5.0%) of the payment due shall be due to Lender; provided that, the late charge shall not apply to any payment of the entire outstanding principal balance under this Note required as a result of a demand by Lender (provided, further, that this limitation on the application of the late payment charge shall not impair Lender’s ability to impose the Default Rate for payment of such amount following any such demand when an Event of Default has occurred and is continuing). In addition, Borrower shall reimburse the Lender for all costs and expenses, including attorneys’ fees, incurred by the Lender in enforcing its rights under this Note, including without limitation, those incurred in any bankruptcy, reorganization, insolvency or other similar proceeding. Any reference in this Note to attorneys’ fees shall mean fees, charges, costs and expenses of both in-house and outside counsel and paralegals, whether or not a suit or proceeding is instituted, and whether incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding, in consultation with counsel, or otherwise.

Borrower hereby expressly acknowledges and agrees that this Note is a demand note and matures upon issuance, and that the indebtedness hereunder shall be payable upon demand (unless earlier payment is required in accordance with the terms and conditions of this Note), and that Lender may, at any time in its sole and absolute discretion, without notice and without reason and whether or not any Event of Default shall have occurred and/or exist under this Note, without notice, demand that this Note and the indebtedness hereunder be immediately paid in full. Lender may from time to time make demand for partial payments under this Note and these demands shall not preclude Lender from demanding at any time that this Note be immediately paid in full. Further, the demand nature of this Note shall not be deemed to be modified, limited or otherwise affected by any reference to an Event of Default in this Note, and to the extent that there are any references to Events of Default hereunder, such references are for the purpose of permitting Lender to accelerate any indebtedness not on a demand basis and to receive interest at the applicable default rate provided in the document evidencing the relevant indebtedness.

Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower’s failure to pay the entire amount due shall be an Event of Default. Borrower hereby waives presentment for payment, demand, notice of nonpayment, notice of protest or protest of this Note, any defenses under 3-605 of the Michigan Uniform Commercial Code, the release of any collateral or part thereof, with or without substitution, and Lender diligence in collection or bringing suit, and (ii) consents to any and all extensions of time, renewals, waivers, or modifications as may be granted by Lender with respect to payment or any other provisions of this Note. The liability of the Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party. This Note shall be deemed to have been executed in, and all rights and obligations hereunder shall be governed by, the laws of the State of Michigan.

If any provision of this Note would obligate the Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law, then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, the adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid to the Lender under this Note.

If this Note is signed by two or more parties (whether by all as makers or by one or more as an accommodation party or otherwise), the obligations and undertakings under this Note shall be that of all and any two or more jointly and also of each severally. This Note shall bind the Borrower, and the Borrower’s, successors and assigns, and this Note shall enure to the benefit of the Lender and the Lender’s successors and assigns.

BORROWER AND LENDER, BY ACCEPTANCE OF THIS NOTE, ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE.

[Remainder of Page Intentionally Left Blank]

Borrower has executed and delivered this Note as of the date first set forth above.

BORROWER:

PERCEPTRON, INC.

By:	/s/ David L. Watza
Its:	President + CEO

[Signature Page to Promissory Note (Demand)

(Perceptron, Inc.) (14911374)]